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[NETWORK SOLUTIONS LOGO]

May 18, 1999


                                                  CONFIDENTIAL

Mr. James Rutt
18727 Silcott Springs Road
Purcellville, VA  20132

Dear Jim:

1. It is a pleasure to offer you the position of Chief Executive Officer of Network Solutions, Inc., reporting directly to the NSI Board of Directors. It is my hope that in this capacity you will extend the professional capabilities of our organization, and that you will personally find the association to be both challenging and rewarding.

2. We would like to begin your employment on or before May 25, 1999. Your starting salary will be approximately $6,730.77 per week, based on an anticipated workweek of 40 hours, which is equivalent to an annual salary of $350,000. Your salary will be subject to review annually for increases based on NSI's compensation policies and your performance and contributions to our business. In addition to your base salary you will have the following benefits:

- NSI Bonus Plan: You will be eligible to receive a performance bonus with a target of 100% of base salary. Your bonus will be based on objectives to be established and mutually agreed upon by you and the NSI Board of Directors. Your target bonus for 1999 shall be set at 100% of your annualized base salary (i.e., $350,000).

- NSI Options: You will receive 750,000 NSI non-qualified stock options. The stock options will be subject to the terms specified in the attached Nonstatutory Stock Option Agreement. Fifty percent of the options (375,000 options) will be granted and priced on your start date at Fair Market Value (as defined in NSI's 1996 Stock Incentive Plan, as amended) on such date and the remaining fifty percent (375,000 options) will be granted and priced on the tenth business day following your start date at Fair Market Value (as defined in NSI's 1996 Stock Incentive Plan, as amended) on such date. In addition, you will receive yearly stock option grants at least equal to those provided to other NSI senior executives based on any yearly stock option grant program then maintained by NSI.

- NSI Stock Units: You will be granted 7,000 Stock Units on your start date, representing the right to receive 7,000 shares of NSI Common Stock, under NSI's 1996 Stock Incentive Plan, as amended. These Stock Units will vest on the same schedule as the non-qualified stock options set forth above, and upon your death, total disability or the attainment by you of age 65, except that accelerated vesting will occur with respect to 5,000 of these Stock Units in the event the NSI Board acts to



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      remove you for any reason other than Cause or Non-performance or you terminate your employment for Good Reason. Notwithstanding the foregoing, acceleration of vesting will not be forfeited for Non-performance unless you have been given an opportunity to be heard by the Board of Directors after at least 10 days' written notice by the Board. For purposes of this offer letter,

      1. "Cause" means (i) your conviction of a felony involving a personal act of willful and intentional misconduct or the entry by you of a plea of nolo contendere in connection with such an alleged felony.

      2. "Non-performance" means (i) the repeated and continual failure by you to fulfill the basic duties of your position(s) with NSI; (ii) your gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with your employment with NSI which has had (or is expected to have) a demonstrative and adverse effect on the business or reputation of NSI or its subsidiaries; or (iii) failure by you to follow any lawful directives established for you by the Board of Directors. For purposes of the definition of "Non-performance," any isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by you promptly after receipt of written notice thereof from NSI shall not be deemed to be "Non-performance."

      3. "Good Reason" means the occurrence of any of the following without your written consent: (i) assignment to you of any duties materially inconsistent with your position as Chief Executive Officer or any material diminution in your position, authority, duties or responsibilities; (ii) reduction in base salary or target bonus opportunity or failure to provide you with stock option grants on a basis which is at least as favorable as that provided to other executive officers generally (excluding grants to new hires or other extraordinary grants to a particular individual); (iii) relocation of your principal work place to a location that is more than 25 miles from Reston, Virginia; or (iv) failure to be elected or reelected to the NSI Board of Directors or removal from the NSI Board of Directors. For purposes of the definition of "Good Reason," any isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by NSI promptly after receipt of written notice thereof from you shall not be deemed to be "Good Reason."

Separation Agreement: On or before your start date, you and NSI will execute the attached separation agreement(the "Separation Agreement") .

- SAIC/NSI Fringe Benefits: The benefits plan currently includes health care, dental, life insurance, income protection, paid absences, and a 401(k) plan to name a few.

- Attorneys' Fees: NSI will reimburse you for all reasonable attorneys' fees up to $10,000 incurred in connection with advising you with respect to this offer, upon submission of copies of bills.

- Board Membership: You will be recommended to be added to the NSI Board of Directors.

3. By and in consideration of the benefits to be provided to you under this offer letter, you agree that:


          (a) Noncompetition. During the period commencing on the date your employment terminates and ending on the first anniversary thereof (the "Restriction Period"), you shall not provide services to or otherwise become associated with any corporation, partnership, limited liability company or other entity or organization (a


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"Competitor"), whether as a principal, partner, employee, agent, consultant, shareholder (other than as a holder, or a member of a group which is a holder, of not in excess of 1% of the outstanding voting shares of any such entity) or in any other relationship or capacity, which is engaged in a business or commercial activity in any geographic area where NSI or such subsidiary is engaged in such business or commercial activity on such date which directly competes with any business or activity in which NSI or any of its subsidiaries is engaged (with the exception of any business or activities which provide less than 10% of NSI's net revenue) (a "Business") on the date your employment terminates; provided that, if you are employed by or serve as a consultant to a subsidiary, division or other affiliate of a Competitor (the "Affiliate") and the Affiliate is not itself engaged in a Business, such employment or consultation shall not be in violation of this provision so long as your duties and responsibilities with respect to such employment or consultation are limited to the business of the Affiliate.

                        (b) Confidentiality. Without the prior written consent of NSI, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose any trade secrets, customer lists, designs, information regarding product development, marketing plans, sales plans, projected acquisitions or dispositions of properties or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to NSI or any of its subsidiaries or information designated as confidential or proprietary that NSI or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with NSI or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by NSI or is in the public domain (other than by reason of your breach of this offer letter).

                        (c) Non-Solicitation of Employees and Agents. During the Restriction Period, you shall not directly or indirectly solicit, encourage or induce any employee or agent of NSI or any of its subsidiaries to terminate employment or its services with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by NSI or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

                        (d) Injunctive Relief and Other Remedies with Respect to Covenants. You acknowledge and agree that your covenants and obligations with respect to noncompetition, nonsolicitation, and confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause NSI irreparable injury for which adequate remedies are not available at law. Therefore, you agree that (i) NSI shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in this section of the offer letter, and (ii) following any material violation by you of the


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covenants and obligations contained in this section of the offer letter, NSI shall be entitled to recover from you any compensation and benefits payable to you pursuant to the Separation Agreement. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this section of the offer letter, you represent that your economic means and circumstances are such that such provisions will not prevent you from providing for yourself and your family on a basis satisfactory to you.

4. As the Chief Executive Officer we would expect you to adhere to the Employee Ownership Guidelines established by the Board of Directors. The guideline is a commitment by the senior management team to maintain a certain level of stock ownership in the company expressed as a multiple of his/her base salary. The level of stock ownership to be maintained is determined by the position held and length of time in that covered position. The employee ownership goal ramps up over a four-year period, after which the Year 4 ownership goal should be maintained. The phased process for the CEO is as follows and represents a multiple of total cash compensation:

                             Years in Position              CEO
                                    1                       1x
                                    2                       2x
                                    3                       3x
                                    4                       4x

Stock ownership levels will be reviewed annually and, due to the historical volatility of public stock, for purposes of determining whether the guidelines have been met, the value of stock or share equivalents will be calculated using the highest of the past four quarters' average price. Ownership that will be counted is:

* Stock Units - Share equivalents underlying vested Stock Units held will be counted.
* Stock Options - Share equivalents underlying vested stock options will be counted.
*     Stock - Purchased through the ESPP or other means.

Unvested stock options, unvested stock units or other plan holdings do not count towards the achievement of these ownership guidelines.

5. NSI has a strong policy against employee use of illegal drugs and substance abuse. Your start date will be determined after you have successfully completed a drug test. This is to foster a drug free work environment within the company. All offers of employment, including yours, are contingent upon successfully passing a medical laboratory screen for illegal drugs. You may also be subject to such a screen as an employee in accordance with the company's compliance with federal laws, regulations, and executive orders or by the terms of contracts entered into by NSI. The use of illegal drugs or substances can be cause for termination should you become employed by NSI.

6. This employment offer is effective for seven (7) days from receipt of this letter. If you have any questions, feel free to call Bill Roper or me. The terms of this offer letter are strictly confidential and are not to be disclosed without the express permission of NSI. This offer is contingent upon receiving favorable references. In addition, it is



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understood that you or NSI may terminate this employment relationship at any time with or without cause or notice, subject to the financial arrangements discussed above.

7. Upon acceptance of our offer, we will forward to you a package including the standard Science Applications International Corporation Inventions Agreement, the Education Summary and Pre-employment Statement, and the SAIC/NSI Employee Dispute Resolution Guide. We will ask you to review all of the materials carefully. The Employee Dispute Resolution Guide contains an acknowledgment page, which needs to be signed by you. As a condition of employment, all employees of NSI are required to execute these documents. You may do so on your first day of employment. As a further condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. Additionally, you must have completed NSI/SAIC form G/C 489 that inquires about any personal or substantial participation in the conduct of U.S. Government Agency procurement within the last two years.

8. We are sincerely eager for you to join our executive staff and look forward to your early acceptance of our offer and a mutually rewarding association. Your acceptance can be acknowledged by signing the enclosed copies of this letter and returning the original to me and a copy to the Human Resources Department. Please keep a copy for your records.

Sincerely,
Network Solutions, Inc.

/s/ MIKE DANIELS

Mike Daniels
Chairman of the Board



I accept your offer of employment.



Signature /s/ J P RUTT           Date  May 21, 1999
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                                        4:50 P.M.